Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 10 to Form S-1 of our report dated March 22, 2024 (which includes an explanatory paragraph relating to CO2 Energy Transition Corp.’s ability to continue as a going concern), relating to the financial statements of CO2 Energy Transition Corp. as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 23, 2024